Exhibit 99.1
FOR IMMEDIATE RELEASE
February 9, 2016
THE WALT DISNEY COMPANY REPORTS
RECORD QUARTERLY EARNINGS FOR THE
FIRST QUARTER OF FISCAL 2016

•	Global success of Star Wars: The Force Awakens drove record quarterly operating income at both Studio Entertainment and Consumer Products & Interactive Media, which grew at 86% and 23%, respectively.

•	Strong domestic performance resulted in 22% operating income growth at Parks and Resorts.

•	Underlying growth at Media Networks was more than offset by the impact of the timing of College Football Playoff bowl games.
BURBANK, Calif. – The Walt Disney Company today reported record quarterly earnings of $2.9 billion for its first fiscal quarter ended January 2, 2016 compared to $2.2 billion for the prior-year quarter. Diluted earnings per share (EPS) for the quarter increased 36% to $1.73 from $1.27 in the prior-year quarter. Excluding certain items affecting comparability(1), EPS for the quarter increased 28% to $1.63.

“Driven by the phenomenal success of Star Wars, we delivered the highest quarterly earnings in the history of our Company, marking our 10th consecutive quarter of double-digit EPS growth,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “We’re very pleased with our results, which continue to validate our strategic focus and investments in brands and franchises to drive long-term growth across the entire Company.”

The following table summarizes the first quarter results for fiscal 2016 and 2015 (in millions, except per share amounts):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Revenues	$15,244	$13,391	14%
Segment operating income (2)	$4,267	$3,545	20%
Net income (3)	$2,880	$2,182	32%
Diluted EPS (3)	$1.73	$1.27	36%
Cash provided by operations	$2,362	$1,855	27%
Free cash flow (2)	$956	$857	12%

(1)
Items affecting comparability during the quarter included the Company's share of a net gain recognized by A&E Television Networks (A&E) in connection with an acquisition of an interest in Vice Group Holding, Inc. (Vice Gain) ($332 million), an investment impairment ($54 million) and contract termination and severance costs ($27 million) at our Media Networks segment. See reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Segment operating income and free cash flow are non-GAAP financial measures. See the discussion on page 7 and 8.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the first quarter segment operating results for fiscal 2016 and 2015 (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Revenues:
Media Networks	$6,332	$5,860	8%
Parks and Resorts	4,281	3,910	9%
Studio Entertainment	2,721	1,858	46%
Consumer Products & Interactive Media	1,910	1,763	8%
	$15,244	$13,391	14%
Segment operating income:
Media Networks	$1,412	$1,495	(6)%
Parks and Resorts	981	805	22%
Studio Entertainment	1,014	544	86%
Consumer Products & Interactive Media	860	701	23%
	$4,267	$3,545	20%

Media Networks
Media Networks revenues for the quarter increased 8% to $6.3 billion, reflecting higher advertising and affiliate revenues, and segment operating income decreased 6% to $1.4 billion. Advertising revenue growth was due to an increase in units sold and higher rates, partially offset by lower ratings. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers and unfavorable foreign currency translation impacts.
The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Revenues:
Cable Networks	$4,521	$4,166	9%
Broadcasting	1,811	1,694	7%
	$6,332	$5,860	8%
Segment operating income:
Cable Networks	$1,189	$1,255	(5)%
Broadcasting	223	240	(7)%
	$1,412	$1,495	(6)%
Cable Networks
Cable Networks revenues for the quarter increased 9% to $4.5 billion and operating income decreased 5% to $1.2 billion due to a decrease at ESPN and lower equity income from A&E, partially offset by growth at the domestic Disney Channels.

The decrease at ESPN was due to higher programming costs, partially offset by an increase in advertising and affiliate revenues. Results for the quarter were negatively impacted by the timing of our fiscal quarter end relative to when College Football Playoff (CFP) bowl games were played, which resulted in an increase in programming costs and advertising revenues. Six CFP games were aired in the current quarter that were aired in the second quarter of the prior year. Increased programming costs due to the CFP games as well as contractual rate increases for NFL and college football programming were partially offset by the absence of rights costs for NASCAR. Higher advertising revenue was due to an increase in units sold and higher rates, both of which benefited from the CFP. Affiliate revenue growth was due to contractual rate increases, partially offset by a decline in subscribers and unfavorable foreign currency translation impacts.
Lower equity income from A&E was due to lower advertising revenue and higher programming costs.
The increase at the domestic Disney Channels was due to higher program sales in the current quarter and affiliate revenue growth, partially offset by higher programming costs. Increased programming costs were driven by higher costs for original programming.
Broadcasting
Broadcasting revenues for the quarter increased 7% to $1.8 billion and operating income decreased 7% to $223 million due to higher programming costs and an increase in equity losses from Hulu, partially offset by advertising and affiliate revenue growth and higher program sales. The increase in programming costs was due to a higher average cost of new scripted programming and the costs of airing New Year’s Eve specials that aired in the second quarter of the prior year. Higher equity losses from Hulu were due to increased programming and marketing costs driven by new content offerings, partially offset by higher subscription and advertising revenues. The increase in broadcasting advertising revenue was due to higher units sold, higher rates and the airing of New Year’s Eve specials. These increases were partially offset by lower network ratings and a decrease in political advertising at the owned television stations. Higher programming sales were driven by the sale of Jessica Jones in the current quarter.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 9% to $4.3 billion and segment operating income increased 22% to $981 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations. Parks and Resorts operating results benefited from the timing of our fiscal quarter end relative to the New Year’s holiday. The current quarter included one week of the holiday period that fell in the second quarter of the prior year.
Higher operating income at our domestic operations was due to guest spending and attendance growth, partially offset by higher costs. The increase in guest spending was due to higher average ticket prices at our theme parks and cruise line, increased food, beverage and merchandise spending and higher average hotel room rates. Cost increases were due to labor and other cost inflation, new guest offerings, higher depreciation associated with new attractions at Walt Disney World Resort and expenses incurred for the dry-dock of the Disney Dream in the current quarter.
Lower operating income at our international operations was due to higher operating costs and lower attendance at Disneyland Paris as well as higher pre-opening expenses at Shanghai Disney Resort. Results at Disneyland Paris were impacted by the closure of the park for four days in November 2015.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 46% to $2.7 billion and segment operating income increased 86% to $1.0 billion. Higher operating income was due to an increase in theatrical distribution results, a higher revenue share with the Consumer Products & Interactive Media segment, growth in TV/SVOD distribution and increased home entertainment results. These increases were partially offset by the impact of foreign currency translation due to the strengthening of the U.S. dollar against major currencies.
The increase in theatrical distribution results and higher revenue share with the Consumer Products & Interactive Media segment were due to the strong performance of Star Wars: The Force Awakens in the current quarter. Higher TV/SVOD distribution results were driven by international growth and the increase in home entertainment results was due to sales of Star Wars Classic titles.

Consumer Products & Interactive Media
Consumer Products & Interactive Media revenues for the quarter increased 8% to $1.9 billion and segment operating income increased 23% to $860 million. Higher operating income was due to growth at our Merchandise Licensing business and, to a lesser extent, at our Publishing and Games businesses, partially offset by a decrease at our Retail business and the impact of foreign currency translation due to the strengthening of the U.S. dollar against major currencies.
The increases at Merchandise Licensing and Publishing were due to higher licensing revenues from the performance of Star Wars merchandise and the timing of minimum guarantee shortfall recognition at Merchandise Licensing. At Games, growth was due to higher licensing revenue from the success of Star Wars: Battlefront, partially offset by lower Disney Infinity results. The decrease from Disney Infinity was due to higher inventory reserves and lower unit sales volume. The decrease at Retail was due to lower comparable store sales and margins in Europe and North America as well as at our online business in North America, reflecting strong sales of merchandise based on Frozen in the prior-year quarter, partially offset by current quarter sales of Star Wars merchandise.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $11 million to $136 million in the current quarter primarily due to higher compensation costs.

Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Interest expense	$(66)	$(69)	4%
Interest and investment income	42	11	>100%
Interest expense, net	$(24)	$(58)	59%
The increase in interest and investment income for the quarter was due to gains on sales of investments.
Equity in the Income of Investees
Equity in the income of investees was as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Equity in the income of investees	$474	$212	>100%
The increase in equity in the income of investees was driven by the Vice Gain which totaled $332 million, partially offset by lower operating results at Hulu and A&E. The Vice Gain has been excluded from segment operating income.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Effective income tax rate	33.2%	33.3%	0.1	ppt

Noncontrolling Interests

	Quarter Ended
(in millions)	January 2, 2016	December 27, 2014	Change
Net income attributable to noncontrolling interests	$30	$62	52%
The decrease in net income attributable to noncontrolling interests for the quarter was due to lower results at Disneyland Paris and higher pre-opening expenses at Shanghai Disney Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
Cash provided by operations	$2,362	$1,855	$507
Investments in parks, resorts and other property	(1,406)	(998)	(408)
Free cash flow (1)	$956	$857	$99

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for the first quarter of fiscal 2016 increased 27% or $0.5 billion to $2.4 billion compared to the first quarter of fiscal 2015. The increase in cash provided by operations reflected higher segment operating results, partially offset by an increase in receivables at Studio Entertainment driven by revenue from Star Wars: The Force Awakens.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014
Media Networks
Cable Networks	$27	$15
Broadcasting	30	7
Total Media Networks	57	22
Parks and Resorts
Domestic	627	239
International	607	638
Total Parks and Resorts	1,234	877
Studio Entertainment	27	24
Consumer Products & Interactive Media	13	5
Corporate	75	70
Total investments in parks, resorts and other property	$1,406	$998
Capital expenditures increased from $1.0 billion to $1.4 billion primarily due to higher construction spending for new attractions at Walt Disney World Resort, Disneyland Resort and Hong Kong Disneyland Resort, partially offset by lower construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014
Media Networks
Cable Networks	$37	$37
Broadcasting	21	21
Total Media Networks	58	58
Parks and Resorts
Domestic	318	297
International	84	89
Total Parks and Resorts	402	386
Studio Entertainment	13	14
Consumer Products & Interactive Media	14	16
Corporate	63	61
Total depreciation expense	$550	$535

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended
	January 2, 2016	December 27, 2014	Change
EPS as reported	$1.73	$1.27	36%
Exclude:
Vice Gain	(0.13)	—	nm
Restructuring and impairment charges(1)	0.03	—	nm
EPS excluding certain items affecting comparability(2)	$1.63	$1.27	28%

(1)
Charges for the quarter totaled $81 million (pre-tax), driven by an investment impairment ($54 million pre-tax) and contract termination and severance costs ($27 million pre-tax) at our Media Networks segment.

(2)	May not equal the sum of the rows due to rounding.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended
	January 2, 2016	December 27, 2014
Segment operating income	$4,267	$3,545
Corporate and unallocated shared expenses	(136)	(125)
Restructuring and impairment charges	(81)	—
Interest expense, net	(24)	(58)
Vice Gain	332	—
Income before income taxes	4,358	3,362
Income taxes	(1,448)	(1,118)
Net income	$2,910	$2,244
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, February 9, 2016, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through February 23, 2016 at 7:00 PM EST/4:00 PM PST.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 3, 2015 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended
	January 2, 2016	December 27, 2014
Revenues:
Services	$12,622	$10,727
Products	2,622	2,664
Total revenues	15,244	13,391
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(7,056)	(6,134)
Cost of products (exclusive of depreciation and amortization)	(1,567)	(1,522)
Selling, general, administrative and other	(2,025)	(1,935)
Depreciation and amortization	(607)	(592)
Total costs and expenses	(11,255)	(10,183)
Restructuring and impairment charges	(81)	—
Interest expense, net	(24)	(58)
Equity in the income of investees	474	212
Income before income taxes	4,358	3,362
Income taxes	(1,448)	(1,118)
Net income	2,910	2,244
Less: Net income attributable to noncontrolling interests	(30)	(62)
Net income attributable to The Walt Disney Company (Disney)	$2,880	$2,182

Earnings per share attributable to Disney:
Diluted	$1.73	$1.27

Basic	$1.74	$1.28

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,668	1,717

Basic	1,654	1,700

Dividends declared per share	$0.71	$1.15

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	January 2, 2016	October 3, 2015
ASSETS
Current assets
Cash and cash equivalents	$4,301	$4,269
Receivables	10,298	8,019
Inventories	1,434	1,571
Television costs and advances	811	1,170
Deferred income taxes	—	767
Other current assets	924	962
Total current assets	17,768	16,758
Film and television costs	6,330	6,183
Investments	3,268	2,643
Parks, resorts and other property
Attractions, buildings and equipment	42,937	42,745
Accumulated depreciation	(25,179)	(24,844)
	17,758	17,901
Projects in progress	6,485	6,028
Land	1,244	1,250
	25,487	25,179
Intangible assets, net	7,104	7,172
Goodwill	27,818	27,826
Other assets	2,346	2,421
Total assets	$90,121	$88,182

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,320	$7,844
Current portion of borrowings	5,950	4,563
Unearned royalties and other advances	3,526	3,927
Total current liabilities	18,796	16,334

Borrowings	12,965	12,773
Deferred income taxes	3,874	4,051
Other long-term liabilities	6,288	6,369
Commitments and contingencies
Equity
Preferred stock, $.01 par value, Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares at January 2, 2016 and 2.8 billion shares at October 3, 2015	35,249	35,122
Retained earnings	60,734	59,028
Accumulated other comprehensive loss	(2,469)	(2,421)
	93,514	91,729
Treasury stock, at cost, 1.2 billion shares	(49,556)	(47,204)
Total Disney Shareholders’ equity	43,958	44,525
Noncontrolling interests	4,240	4,130
Total equity	48,198	48,655
Total liabilities and equity	$90,121	$88,182

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Quarter Ended
	January 2, 2016	December 27, 2014
OPERATING ACTIVITIES
Net income	$2,910	$2,244
Depreciation and amortization	607	592
Gains on sales of investments	(27)	—
Deferred income taxes	551	290
Equity in the income of investees	(474)	(212)
Cash distributions received from equity investees	206	197
Net change in film and television costs and advances	705	114
Equity-based compensation	106	104
Other	144	171
Changes in operating assets and liabilities:
Receivables	(2,358)	(1,027)
Inventories	134	92
Other assets	91	(44)
Accounts payable and other accrued liabilities	(891)	(1,283)
Income taxes	658	617
Cash provided by operations	2,362	1,855

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,406)	(998)
Sales of investments	40	—
Acquisitions	(400)	—
Other	(32)	7
Cash used in investing activities	(1,798)	(991)

FINANCING ACTIVITIES
Commercial paper borrowings, net	1,907	2,747
Borrowings	382	69
Reduction of borrowings	(564)	(1,098)
Repurchases of common stock	(2,352)	(1,303)
Proceeds from exercise of stock options	52	65
Contributions from noncontrolling interest holders	—	351
Other	107	66
Cash (used in)/provided by financing activities	(468)	897

Impact of exchange rates on cash and cash equivalents	(64)	(105)

Change in cash and cash equivalents	32	1,656
Cash and cash equivalents, beginning of period	4,269	3,421
Cash and cash equivalents, end of period	$4,301	$5,077

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601